EXHIBIT 99.1

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES OPERATORSHIP OF WEST TEXAS GULF PIPE LINE
EFFECTIVE JANUARY 1, 2005

     PHILADELPHIA, October 11, 2004 – Sunoco Logistics Partners L.P. announced today that it has signed a definitive agreement with West Texas Gulf Pipe Line Company (“West Texas Gulf”) to become its operator effective January 1, 2005. West Texas Gulf is a joint venture that owns a 579-mile common carrier crude oil pipeline, originating from the West Texas oil fields at Colorado City, Texas and the Nederland, Texas crude oil import terminal, extending to Longview, Texas where deliveries are made to several pipelines, including the Mid-Valley Pipeline. Sunoco Logistics is the largest shareholder in West Texas Gulf, having acquired its 43.8 percent interest in November 2002.

     “West Texas Gulf is strategic to our western operations with multiple connections to our existing crude pipeline systems, a connection to the Mid-Valley crude oil pipeline system, and also ties into our Nederland Terminal, located on the Gulf Coast,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics. “Mid-Valley is 55 percent owned by Sunoco, Inc. and operated by Sunoco Logistics.”

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in the Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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